Exhibit 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK
     NEWPORT BEACH, Calif., Sept. 23, 2009 — Conexant Systems, Inc. (NASDAQ: CNXT) today announced that it intends to offer to sell, subject to market and other conditions, 7 million shares of its common stock in an underwritten public offering. Conexant intends to grant the underwriter a 30-day option to purchase up to 1.05 million additional shares to cover over-allotments, if any. Oppenheimer & Co. Inc. is the sole underwriter for the offering.
     Conexant intends to use the net proceeds of the offering for general corporate purposes, including, but not limited to, repaying, redeeming, or repurchasing existing debt, and for working capital, capital expenditures, and acquisitions.
     The securities described above are being offered by Conexant pursuant to a registration statement on Form S-3 previously filed and declared effective by the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the offering. The offering may be made only by means of the preliminary prospectus supplement and the related prospectus relating to the proposed offering, copies of which may be obtained, when available, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 5th Floor, New York, NY, 10017, by telephone at (212) 667-8563, or via email at EquityProspectus@opco.com.
About Conexant
     Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, audio, video, and embedded-modem applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif.
Safe Harbor Statement
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import and includes statements about the proposed offering of our common stock and the anticipated use of proceeds from the offering. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
     These risks and uncertainties include, but are not limited to: our ability to successfully complete the offering on terms and conditions satisfactory to us, the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the securities to be sold in the offering, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
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Conexant is a registered trademark of Conexant Systems, Inc.